EXHIBIT 99.1
                   VSE REPORTS THIRD QUARTER 2007 RESULTS
              Company Earns $0.66 Per Share Diluted in Quarter


       Alexandria, Virginia, October 31, 2007 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the periods ended September 30, 2007 and 2006:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)


                               	               Three Months             Nine Months
                                             2007        2006        2007        2006
                                             ----        ----        ----        ----
Revenues  	                         $ 174,692   $ 103,630   $ 455,025   $ 261,774
Costs and expenses of contracts            168,747     100,457     438,899     252,723
                                         ---------   ---------   ---------   ---------
Gross profit                                 5,945       3,173      16,126       9,051
Selling, general and administrative
  expenses                                     576         199         970         617
Interest income, net                          (161)        (56)       (532)       (276)
                                         ---------   ---------   ---------   ---------
Income before income taxes                   5,530       3,030      15,688       8,710
Provision for income taxes                   2,171       1,141       6,053       3,309
                                         ---------   ---------   ---------   ---------
Net income                               $   3,359   $   1,889   $   9,635   $   5,401
                                         =========   =========   =========   =========
Earnings per share:
Basic                                    $     .67   $     .40   $    1.96   $    1.14
Diluted                                        .66         .39        1.94        1.11

Weighted average shares outstanding:
Basic                                    5,024,416   4,742,198   4,922,056   4,732,786
Diluted                                  5,063,279   4,842,200   4,977,371   4,849,671


Financial Results
Commenting on the financial results, VSE Chairman and Chief Executive Officer Don Ervine said, "Revenues increased by approximately $71 million (69%) and $193 million (74%) for the three- and nine-month periods ended September 30, 2007, as compared to the same periods of 2006. The primary reasons for the increases were 1) revenues associated with the U.S. Army Equipment Support Program and other revenues under VSE's R2 contract; 2) revenues from the Treasury Seized Property Management Program; 3) revenues associated with a
U.S. Navy ship transfer to India; 4) revenues from VSE's recently acquired ICRC subsidiary; and 5) an increase in Army equipment refurbishment services."

"Net income increased by approximately $1.5 million (78%) and $4.2 million (78%) for the three-month and nine-month periods ended September 30, 2007, as compared to the same periods of 2006. The increases were primarily due to 1) increased profitability on certain Army and Army Reserve programs, 2) increased revenues associated with the Army Equipment Support Program, and 3) earnings from the operations of ICRC acquired in June 2007."

                                   - more -

VSE Corporation News Release (continued)


"Bookings for the nine-month period ended September 30, 2007, were approximately $603 million compared to revenues of approximately $455 million for the same nine-month period. Funded backlog at September 30, 2007, was approximately
$478 million, including approximately $48 million in backlog from the acquisition of ICRC. This compares favorably to a funded backlog of approximately $299 million at December 31, 2006, and approximately $226 million at September 30, 2006. We believe these bookings and funded backlog indicators are positive for our continued growth for the remainder of 2007 and into the first half of 2008. We look forward to reporting on our progress."

Selling, general and administrative expenses increased during the quarter ended September 30, 2007, primarily due to amortization expenses associated with the acquisition of ICRC.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and longer term business challenges and opportunities.

Safe Harbor
This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

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